Exhibit 99.1
Mesa Air Group Reports First Quarter 2008 Revenues and Earnings
PHOENIX: Feb.14/PRNewswire-FirstCall/ —Mesa Air Group, Inc. (Nasdaq:MESA) (the “Company”) today announced first quarter after tax losses of $2.8 million from continuing operations on operating revenues of $326.6 million. Total operating revenues for the first quarter of 2008 decreased $6.9 million, or 2.1% primarily as a result of a year-over-year decrease in aircraft in service. The net loss of $2.8 million, or $0.10 per diluted share, compares to net income from continuing operations of $8.9 million, or $0.22 per diluted share for the same period of fiscal 2007. Pro forma net loss for the quarter was $0.1 million or break even on a per share basis. The pro forma net loss for the quarter includes adjustments for the following items on an after tax basis: $3.7 million in costs associated with the return of aircraft to the lessors, $0.5 million for go! legal expenses, $0.6 million loss from equity method investments and $2.4 million gain on marketable securities.
Total Available Seat Miles (“ASM’s”) for the first quarter of fiscal 2008 decreased 8.0% from the first quarter of 2007 primarily due to a decrease in the number of aircraft flown from 200 as of December 31, 2006 to 183 as of December 31, 2007. At December 31, 2007 Mesa’s operating fleet was comprised of 87 50-seat regional jets, 38 86-seat regional jets, 20 66-seat regional jets, two 76-seat regional jets, 16 37-seat turboprops, and 20 19-seat turboprops. As of December 31, 2007, the Company operated 51 regional jets and 22 turboprops on a codeshare basis with US Airways, 53 regional jets and ten turboprops for United, 38 regional jets for Delta. The Company also flew 4 turboprops at Mesa Airlines and 5 regional jets in Hawaii operating as go!.
As of December 31, 2007, the Company’s cash, marketable securities and debt investments were approximately $188.2 million, which includes $97.3 million of restricted cash, of which $90.0 million is a cash bond posted as security for a judgment against the Company in favor of Hawaiian Airlines in October 2007, which is currently under appeal and is included in non-current assets.
Events during the first quarter included:
- The Company placed the first two of 14 76-seat CRJ-900’s into service for Delta Airlines. Three additional CRJ-900’s will be delivered and placed into service for Delta in the second quarter.
- The Company delivered two additional CRJ-200 aircraft to Kunpeng Airlines, its Chinese joint venture. At the end of the quarter, Kunpeng was subleasing a total of four aircraft from Mesa. Kunpeng Airlines operates regional air services within the People’s Republic of China utilizing a fleet of modern Bombardier CRJ-200, 50-seat regional jets.

- go!, the Company’s independent Hawaiian operation, celebrated its one millionth customer after just 17 months of service. In addition, an agreement was signed permitting Alaska Airlines to sell go! tickets as direct connections to Alaska Airlines flights.  go! signed a contract with the US Government designating go! as its preferred Hawaiian interisland airline.
- The Company returned three CRJ-200 aircraft at the end of their leases. As the Company grows with larger regional jets (CRJ-700’s and CRJ-900’s), the Company is shrinking its fifty-seat regional jet fleet, through sub-leases and lease returns. Seven additional CRJ-200’s will be removed from partner contracts this fiscal year.
“We are certainly disappointed with the results of the quarter,” said Mesa Chairman and CEO, Jonathan Ornstein. “We are confident in our plans, however, to shrink our less profitable fifty seat fleet and grow with our larger, more profitable regional jets. We made strides in this quarter in both initiatives.”
“We are proud of our Chinese partnership which is positioning itself as the largest regional jet operator in the country. And we are proud of the key marketing milestones reached at go!, our Hawaiian operation.”

	Operating Data
	Three Months Ended December 31,
	2007	2006
Passengers	3,587,044	3,884,084
Available seat miles (“ASM”) (000’s)	2,120,137	2,304,587
Revenue passenger miles (000’s)	1,550,131	1,694,773
Load factor	73.1%	73.5%
Yield per revenue passenger mile (cents)	21.1	19.7
Revenue per ASM (cents)	15.4	14.5
Operating cost per ASM (cents)	15.4	13.6
Average stage length (miles)	398	397
Number of operating aircraft in fleet	183	200
Gallons of fuel consumed	41,455,546	55,290,884
Block hours flown	128,558	144,468
Departures	84,984	96,034

*	Excluding one time items

MESA AIR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
	2007	2006
	(Unaudited)
	(In thousands, except per share data)
Operating revenues:
Passenger	$323,203	$330,970
Freight and other	3,389	2,563

Total operating revenues	326,592	333,533

Operating expenses:
Flight operations	93,571	95,183
Fuel	115,919	114,239
Maintenance	72,010	57,900
Aircraft and traffic servicing	19,655	19,231
Promotion and sales	781	814
General and administrative	14,992	16,662
Depreciation and amortization	9,587	10,309
Bankruptcy settlements	—	(620)

Total operating expenses	326,515	313,718

Operating income	77	19,815

Other income (expense):
Interest expense	(9,681)	(9,844)
Interest income	2,600	4,533
Loss from equity method investments	(1,052)	(70)
Other income	3,903	205

Total other expense	(4,229)	(5,176)

Income (loss) from continuing operations before taxes	(4,152)	14,639
Income tax provision (benefit)	(1,395)	5,753

Net income (loss) from continuing operations	(2,757)	8,886

Loss from discontinued operations, net of taxes	(1,449)	(874)

Net income (loss)	$(4,206)	$8,012

Basic income (loss) per common share:
Income (loss) from continuing operations	$(0.10)	$0.26
Loss from discontinued operations	(0.05)	(0.02)

Net income (loss) per share	$(0.15)	$0.24

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.10)	$0.22
Loss from discontinued operations	(0.05)	(0.02)

Net income (loss) per share	$(0.15)	$0.20

Weighted average shares — basic	28,542	33,632
Weighted average shares — diluted	28,542	44,930

Dilutive interest on convertible debentures included in interest expense (after tax)	*	$909

	Three Months Ended December 31,
	2007	2006
PRO FORMA (After tax):

Net income (loss) from continuing operations	$(2,757)	$8,886
Net gain on securities	(2,385)	—
Loss on disposal	68	—
Costs associated with the early return of aircraft, primarily CR200	3,658	—
go! legal expenses	477	—
Start up costs on China JV	153	—
Loss from equity method investments	648	70

Pro forma net income from continuing operations	$(138)	$8,956

Pro forma income per common share:
Basic	$(0.00)	$0.27
Diluted	$(0.00)	$0.22

Weighted average shares — basic	28,542	33,632
Weighted average shares — diluted	28,542	44,930

Dilutive interest on convertible debentures included in interest expense (after tax)	*	$909

*	Excluded from the calculation of dilutive earnings per share because the effect would have been antidilutive.
To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.
Mesa’s first quarter results will be discussed in more detail via teleconference on February 14, 2008 at 11:00 AM Pacific Time, 1:00 PM Eastern Time. The live audio Webcast of the call will be available on Mesa’s Web site at www.mesa-air.com. There will also be a replay of the call available beginning approximately one hour after its conclusion at the same Web address.
Mesa currently operates 183 aircraft with over 1,300 daily system departures to 181 cities, 46 states, the District of Columbia, Canada, the Bahamas and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go!. This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona, Lihue, Moloka’I and Lana’I. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next filing with the Securities and Exchange Commission.
SOURCE Mesa Air Group, Inc.
Bill Hoke of Mesa Air Group, Inc., +1-602-685-4010
http://www.mesa-air.com/